UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to Form S-1 on
FORM S-11

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Prime Estates & Developments, Inc.

(Name of small business issuer in our charter)

Nevada	6552	27 0611758

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

4709 West Golf Rd, Suite 425, Skokie, Illinois	60076

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  224-489-2392

Daniela Peterson
1599 Bearing Blvd.
Sparks NV  89434
775-358-1412
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐                    Accelerated Filer ☐

Non-accelerated filer ☐     Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [1] [2]
Common Stock offered by the Selling Stockholders [3]	392,000	$.10	39,200	$2.00

(1) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .00005580 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

PRIME ESTATES & DEVELOPMENTS, INC.

Selling shareholders are offering up to 392,000 shares of common stock.  The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.  We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.  See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2010.

TABLE OF CONTENTS
SUMMARY INFORMATION AND RISK FACTORS	4
RISK FACTORS	8
DETERMINATION OF OFFERING PRICE	16
DILUTION	16
SELLING SHAREHOLDERS	16
PLAN OF DISTRIBUTION	17
USE OF PROCEEDS	19
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	19
GENERAL INFORMATION AS TO REGISTRANT	22
INVESTMENT POLICIES	26
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	27
MARKET PRICE OF AND DIVIDENDS ON THE COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	27
DESCRIPTION OF SECURITIES	29
LEGAL PROCEEDINGS	30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
DIRECTORS AND EXECUTIVE OFFICERS	30
EXECUTIVE COMPENSATION	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	31
POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS	32
LIMITATIONS OF LIABILITY	32
INTEREST OF NAMED EXPERTS	32
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	33
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	33

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.  Please do not enter into a investment decision on our company without proper guidance from your financial advisor or a registered broker.

Organization

Prime Estates & Developments, Inc. is a Nevada corporation formed on July 21, 2009.

Our principal office is located at 4709 West Golf Rd, Suite 425, Skokie, Illinois, 60076.  Telephone:  224-489-2392.

Business

We intend to acquire and operate commercial real estate and real estate related-assets in Greece, Bulgaria, Romania and the United States. We intend to focus on acquiring commercial properties with such as those requiring development, redevelopment or repositioning, those located in markets and submarkets with what we believe to be high growth potential and those available from sellers who are distressed or face time-sensitive deadlines.

In addition, given current economic circumstances in the real estate industry, our investment strategy may also include investments in real estate-related assets that we believe present opportunities for significant current income. Such investments may also have what we believe to be opportunities for capital gain, whether as a result of a discount purchase or related equity participations.
We may acquire a wide variety of commercial properties, including office, industrial, retail, hospitality, recreation and leisure, single-tenant, multifamily and other real properties. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use.

In addition, our investment strategy may include development projects that we will build or participate in building for sale or lease.

Assuming we raise sufficient funding, our investment strategy is designed to provide investors with a diversified portfolio of real estate assets.  However, it is possible that we may only secure funding to acquire or develop one property, in which case our portfolio will not be diversified.  Although we have reviewed the real estate markets in the countries in which we intend to acquire properties, we have no contract, agreement or commitment to acquire or develop any property as of the date of this Prospectus.  Specifically, we have taken the following steps in furtherance of our business plan:  We have enriched our knowledge in the real estate market in Greece, Bulgaria, Romania and the United States by studying the existing statistics on this market and by having extensive discussions with many experts of the market as follows:

☐	Overall we have reviewed 35 properties or development projects in two countries, the USA and Greece.
☐	The types of properties we have reviewed are 8 residential and 27 commercial.
☐	Overall we have met with 37 real estate agents in two countries, the USA and Greece.
☐	We have met with 20 real estate agents in the U.S. and another 17 in Greece.
☐
We have contacted two appraisers, one in the U.S. and another one in Greece. The appraiser we contacted in Greece is able to make appraisals also in Bulgaria and in Romania. In his team he also includes other scientists such as architects, engineers, topographers and seismologists.

Assuming we raise sufficient funding, our investment strategy is designed to provide investors with a diversified portfolio of real estate assets.  We have no formal contract, agreement or commitment to acquire any specific property as of the date of this Prospectus.  All of the individuals and firms we have met with in furthering our business plan described above have indicated that we need to become a fully reporting SEC company with securities qualified for quotation on the OTCBB before proceeding in any more formal manner.

The Offering

As of the date of this prospectus, we had 20,493,960 shares of common stock outstanding.

Selling shareholders are offering up to 392,000 shares of common stock.  The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $60,000.  We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

The principal factors which make the offering speculative are as follows:

☐	We are a development stage company. We have generated no revenues to date.

☐
Our auditors have raised substantial doubt as to our ability to continue as a going concern.  Our future success is dependent upon our ability to commence operations, generate cash from operating activities and obtain additional financing. We have no source of funding identified.  There is no assurance that we will be able to commence operations, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse affect on our ability to continue in business and implement our business plan.

☐	We do not expect to pay dividends on our common stock.

☐	You will not be able to approve future real estate transactions.

☐	We will have limited investment diversification which could increase your risk of investment loss.

☐	Our ownership of real estate may result in losses if demand for property declines.
☐	Property improvement and repositioning costs are difficult to estimate and if costs exceed our budget, we may lose money on the development and sale of a property.

☐	The real estate market is cyclical, and is experiencing a downturn which could increase your risk of loss of your investment.

☐	Many real estate costs are fixed and must be paid even if the property is not generating revenue which could increase your risk of loss of your investment.

☐	Because there is no assured market for properties, we may be unable to sell a property when it desires, which could increase your risk of loss of your investment.

☐	We are subject to zoning and environmental controls that may restrict the use of our property.

☐	We may be subject to uninsured losses that may require substantial payments which could reduce the value of your investment.

☐	We cannot control certain factors affecting the performance and value of a property, which may cause the value of that property and your investment to decline.

☐	Inability to make secured debt payments could result in loss of mortgaged property and reduce the value of your investment.

☐	Rising interest rates could adversely affect our interest expense and thus our cash flow and reduce the value of your investment.

☐
Our lack of an established brand name and relative lack of resources could negatively impact our ability to effectively compete in the real estate market which could reduce the value of your investment.

☐	We may have substantial near-term capital needs, and we may be unable to obtain the additional funding needed to enable us to operate profitably in the future.

☐	Risks Related to Management and Personnel

☐	We depend heavily on key personnel, and turnover of key senior management could harm our business.

☐	Our management has no experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

☐	We are exposed to increased expenses from recent legislation requiring companies to evaluate internal control over financial reporting which could reduce our revenues.

☐	Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are not independent, to perform these functions.
☐	Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

☐	Risks Related to Our Foreign Operations

☐	General economic conditions in Greece, Romania and Bulgaria could reduce our revenues.

☐	The value of our securities will be affected by the foreign exchange rate between U.S. dollars and the currencies of Greece, Romania and Bulgaria.

☐	It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders.

☐	Risks Related to the Market for our Stock

☐	Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

☐	We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

☐	Sales of our common stock under Rule 144 could reduce the price of our stock.

☐
When this registration statement is declared effective, we will be a mandatory reporting company under Section 15(d) of the Securities Act of 1933 until and through fiscal year end July 31, 2010, if we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

Financial Summary
Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

As of
October 31, 2009
(Unaudited)
Balance Sheet
Total assets	23,649
Total liabilities	17,872
Shareholders' equity	5,777

For the three months Ended October 31, 2009
(Unaudited)
Statement of Operations
Revenues	-
Expenses	39,257
Net Loss	(39,257)

As of
July 31, 2009

Balance Sheet
Total assets	-
Total liabilities	4,600
Shareholders' deficit	(4,600)

For the Period from July 21, 2009 (Date of Inception) to July 31, 2009

Statement of Operations
Revenues	-
Expenses	4,600
Net Loss	(4,600)

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We are a development stage company.  We have generated no revenues to date.  Our auditors have raised substantial doubt as to our ability to continue as a going concern.  We will need to secure additional funding funds to implement our business plan in the next 12 months, which funds will be used for real estate acquisition.  We hope to be able to raise additional funds from an offering of our stock in the future.  However, this offering may not occur, or if it occurs, may not raise the required funding.  We also may need or obtain debt financing.  We do not have any plans or specific agreements for these sources of funding.

There is uncertainty regarding our ability to commence operations or implement our business plan without additional financing.   Our future success is dependent upon our ability to commence operations, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to commence operations, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse affect on our ability to continue in business and implement our business plan.

We do not expect to pay dividends on our common stock.

To date, we have not paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of future dividends and the amounts thereof will depend upon our distributions to us, which in turn will depend upon our earnings, financial requirements and other factors deemed relevant by our management.

You will not be able to approve future real estate transactions.

Our management will have complete discretion in making investments on our behalf in a range of real estate, which may include all types of properties. Consequently, prospective investors will not be able to evaluate for themselves the merits of the specific properties that may be acquired in the future and may not like the properties acquired. You will not be entitled to a return of your investment if you do not like the properties purchased. Our investment decisions are not made through reliance on sophisticated mathematical models or arbitrage programs.   Instead, you are relying on the judgment of our management alone to locate suitable properties which meet our investment criteria.  All properties acquired will be in Greece, Romania, Bulgaria, and the USA.

We will have limited investment diversification which could increase your risk of investment loss.

We will have limited investment diversification in that we may own only one or a limited number of properties.  If a property does not perform or increase in value as expected, your risk of investment loss will be greater due to our lack of diversification.

Our ownership of real estate may result in losses if demand for property declines.

We will be subject to risks incident to the ownership of real estate, including: changes in general economic or local conditions, such as a decrease in demand for residential, commercial and industrial space due to a decrease in population or employment or changes in technology or adverse downturns in the general economy; changes to preferences that reduce the attractiveness of our properties to end users; fluctuation in mortgage rates, building ownership or operating expenses; rises and falls in undeveloped land values; costs of infrastructure, construction or other development costs; changes in supply or demand of competing properties in an area; changes in interest rates, zoning and other governmental regulations and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive; increases in the cost of adequate maintenance, insurance and other operating costs, including real estate taxes, associated with one or more properties, which may occur even when a property is not generating revenue; inflation; and changes in tax laws and rates. A negative change in any of these risks could reduce the demand for our properties and a reduction in demand could result in a loss to us in the operation of or upon the sale of a property.

Property improvement and repositioning costs are difficult to estimate and if costs exceed our budget, we may lose money on the development and sale of a property.

Acquisition of any properties for improvement, repositioning and sale entails risks such as those contemplated by us that include the following, any of which could adversely affect our financial performance and the value of your investment:  Our estimate of the costs of improving or repositioning an acquired property may prove to be too low, and, as a result, the property may fail to meet our estimates of the profitability of the property, either temporarily or for a longer time. Our pre-acquisition evaluation of each new investment may not detect certain requirements, limitations, defects or necessary improvements until after the property is acquired, which could significantly increase our total costs.

Our operating results may suffer because of potential development and construction delays and resultant increased costs and risks which could reduce our revenues or lead to the loss of your investment.

We may develop properties, including unimproved real properties, upon which we will construct improvements. We may be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment.

Our real estate development strategies may not be successful which could reduce our revenues or lead to the loss of your investment.

We may in the future engage in development activities to the extent attractive development projects become available. To the extent that we engage in development activities, we will be subject to risks associated with those activities that could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock, including, but not limited to:

•	development projects in which we have invested may be abandoned and the related investment will be impaired;

•	we may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations;

•	we may not be able to obtain land on which to develop;

•	we may not be able to obtain financing for development projects, or obtain financing on favorable terms;

•
construction costs of a project may exceed the original estimates or construction may not be concluded on schedule, making the project less profitable than originally estimated or not profitable at all (including the possibility of contract default, the effects of local weather conditions, the possibility of local or national strikes and the possibility of shortages in materials, building supplies or energy and fuel for equipment);

•	upon completion of construction, we may not be able to obtain, or obtain on advantageous terms, permanent financing for activities that we financed through construction loans; and

•	we may not achieve sufficient occupancy levels and/or obtain sufficient rents to ensure the profitability of a completed project.

Moreover, substantial development activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting their attention from our other operations.
The real estate market is cyclical, and is experiencing a downturn which could increase your risk of loss of your investment.

Investment in real estate involves a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. The market for property in the in Greece, Bulgaria, Romania and the United States tends to be cyclical, with periods in which the prices of properties rise and fall. Prices are now falling and have for a significant period of time, which may reduce any return generated upon the sale of our property.

Many real estate costs are fixed and must be paid even if the property is not generating revenue which could increase your risk of loss of your investment.

Our financial results depend primarily on being able to add value and then sell properties to others on favorable terms. Many costs associated with real estate investment, such as debt service, real estate taxes and maintenance costs, generally are not reduced even when a property is not fully improved or used. Thus, even a small increase in the time to which a real estate property can be sold can result in a significant increase in the carry costs of the property.  New properties that we may acquire may not produce any significant revenue immediately, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is sold.

Because there is no assured market for properties, we may be unable to sell a property when it desires, which could increase your risk of loss of your investment.

Liquidity relates our ability to sell a property in a timely manner at a price that reflects the fair market value of that property. The illiquidity of properties may adversely affect our ability to dispose of such properties in a timely manner and at a fair price at times when we deem it necessary or advantageous. The timing and likelihood of liquidation events is uncertain and unpredictable and affected by general economic and property-specific conditions. There may not be a market, or the market may be very limited, for the real estate which  we will try to sell, even though  we make appropriate efforts to cover the available market. Investments in real properties are generally not liquid. We may not be able to dispose of future properties within its anticipated time schedule and the sales of such properties may not be made at the prices projected by us.

We are subject to zoning and environmental controls that may restrict the use of our property.

Governmental zoning and land use regulations may exist or be promulgated that could have the effect of restricting or curtailing certain uses of our real estate. Such regulations could adversely affect the value of any of our properties affected by such regulations. In recent years real estate values have also sometimes been adversely affected by the presence of hazardous substances or toxic waste on, under or in the environs of the property. A substance (or the amount of a substance) may be considered safe at the time the property is purchased but later classified by law as hazardous. Owners of properties have been liable for substantial expenses to remedy chemical contamination of soil and groundwater at their properties even if the contamination predated their ownership. Although  we intend to exercise reasonable efforts to assure that no properties are acquired that give rise to such liabilities, chemical contamination cannot always be detected through readily available means, and the possibility of such liability cannot be excluded.

Under various foreign, federal, state and local laws, ordinances and regulations, we may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate property contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. The costs or liabilities could exceed the value of the affected real estate.  We have not been notified by any governmental authority, however, of any non-compliance, liability or other claim in connection with any of our properties, and  we are not aware of any other environmental condition with respect to any of our properties that management believes would have a material adverse effect on our business, assets or results of operations taken as a whole.

Although  we will attempt to determine the environmental condition of each property as part of our due diligence, we cannot be certain that this investigation will reveal all conditions that may impose an obligation on us to mitigate the environmental condition. If we were subject to environmental liability, which could be imposed based on our ownership of its property, such liability could adversely affect the value of your investment.

We may be subject to uninsured losses that may require substantial payments which could reduce the value of your investment.

We currently carry no comprehensive liability and casualty insurance and even if it obtains such insurance in the future, certain disaster insurance (such as earthquake insurance) may not be available or may be available only at prices which we deems prohibitive. We carry no such insurance and do not intend to obtain such insurance in the future.  In addition, losses may exceed insurance policy limits, and policies may contain exclusions with respect to various types of losses or other matters. Consequently, all or a portion of our properties may not be covered by disaster insurance and insurance may not cover all losses which could reduce the value of your investment.

We cannot control certain factors affecting the performance and value of a property, which may cause the value of that property and your investment to decline.

The economic performance and value of our real estate assets will be subject to the risks described below that are normally associated with changes in national, regional and local political, economic and market conditions. These factors may adversely affect the ability of our customers to buy our real estate. Other local economic conditions that may affect the performance and value of the properties include the local economy of a given real estate project; competition for buyers, including competition based on attractiveness and location of the property; and the quality of amenities a project has to offer. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in a decline in the liquidity of our properties), declines in housing or commercial property purchases and the availability of financing. Adverse changes in any of these factors, each of which is beyond the our and our control of the Company, could reduce the cash flow that  we receive from our properties, and adversely affect the value of your investment

Inability to make secured debt payments could result in loss of mortgaged property and reduce the value of your investment.

Debt financing carries risks of refinancing difficulties, loss of mortgaged properties, reduced ability to obtain new financing and increases in interest. We may use debt financing in connection with future properties. If we cannot meet our secured debt obligations, the lender could take the collateral and we would lose both the secured property and the income, if any, it produces. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations. We could have to pay substantial legal costs in connection with foreclosure of a property, and thus be subject to a deficiency judgment if the foreclosure sale amount is insufficient to satisfy the mortgage.

Rising interest rates could adversely affect our interest expense and thus our cash flow and reduce the value of your investment.

We may borrow money at variable interest rates in the future to finance operations. Increases in interest rates would increase our interest expense on our variable rate debt, which would adversely affect cash flow and our ability to service our debt and make distributions to us.

Our lack of an established brand name and relative lack of resources could negatively impact our ability to effectively compete in the real estate market which could reduce the value of your investment.

We do not have an established brand name or reputation in the real estate business.  We also have a relative lack of resources to conduct our business operations. Thus,  we may have difficulty effectively competing with companies that have greater name recognition and resources than we do. Presently, we have no patents, copyrights, trademarks and/or service marks that would protect our brand name or our proprietary information, nor do  we have any current plans to file applications for such rights. Our inability to promote and/or protect our brand name may have an adverse effect on our ability to compete effectively in the real estate market.

We may have substantial near-term capital needs, and we may be unable to obtain the additional funding needed to enable us to operate profitably in the future.

We will need additional funding over the next twelve months to develop our business. We have less than $25,000 worth of liquid assets with which to contribute to our expenses and conduct our operations, including real estate acquisition. Additional operational developments could put our cash flow at risk, such as tenant rent defaults, vacancies in our property, and repairs. Accordingly, we will seek outside sources of capital such as conventional bank financing; however, there can be no assurance that additional capital will be available on favorable terms to us. If adequate funds are not available, we may be required to curtail operations or shut down completely.

In addition, we have no credit facility or other committed sources of capital. We may be unable to establish credit arrangements on satisfactory terms. If capital resources are insufficient to meet our future capital requirements, we may have to raise funds to continue development of our operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments. If adequate funds are not available, we may be unable to sufficiently develop our operations to become profitable.

We may change our business, investment, leverage and financing strategies without stockholder consent.

As the market evolves, we may change our business, investment and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, default risk and real estate market fluctuations. In addition, we may in the future use leverage at times and in amounts deemed prudent by our management in its discretion, and such decision would not be subject to stockholder approval. Changes to our strategies with regards to the foregoing could materially and adversely affect our financial condition, results of operations.

Investment in real estate securities exposes us to market related risks which could reduce the value of your investment.

We may invest in real estate-related securities, including securities issued by other real estate companies.  This may increase our exposure to interest rate risk, default risk and real estate market and real estate securities market fluctuations, which may reduce the value of your investment if the value of real estate-related securities in which we invest declines.

Risks Related to Management and Personnel

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, including Spiros Sinnis, President and CEO and Vasileios Mavrogiannis, Treasurer and Panagiotis Drakopoulos, Secretary. If we were to lose Spiros Sinnis, President and CEO and Vasileios Mavrogiannis, Treasurer and Panagiotis Drakopoulos, Secretary or if Spiros Sinnis, President and CEO and Vasileios Mavrogiannis, Treasurer and Panagiotis Drakopoulos, Secretary fail to perform in their respective current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. We have no key person insurance on these members of management.  We have no employment agreements with any management.  Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has no experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

The management team, including Spiros Sinnis, President and CEO and Vasileios Mavrogiannis, Treasurer and Panagiotis Drakopoulos, Secretary is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team, none of whom has experience in managing the day-to-day operations of a public company. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Two members of our management have no significant experience in the real estate business and, as a result, we may face delays in implementing our business plan.

Two members of management, Vasileios Mavrogiannis, Treasurer and Panagiotis Drakopoulos, Secretary have no significant experience in the real estate business.  As a result of this lack of experience, we may face delays in implementing our business plan.

If one of our directors Mr. Mavrogiannis does not provide the additional financing necessary to complete this registration statement process that he has orally committed, this registration statement may not ever be declared effective.

One of our directors Vasileios Mavrogiannis, Treasurer has orally committed to loan us up to $30,000 with no interest payable upon demand in addition to $39,200 of proceeds from our private placement, which is more than the $60,000 estimated cost of this offering.  Our financial statements indicate that the debt is not evidenced by a promissory note.  However, because of financial statement reporting requirements, the company has recognized imputed interest on the outstanding balance at 6% per year.  We therefore charged interest expense with $238 and increased Additional Paid in Capital by the same amount.  Mr. Mavrogiannis has indicated that the payment of interest is at the option of the company.  It is an oral agreement because of the close personal relationship between the parties we felt there was no need to reduce this commitment to writing.  Of course, there is always a risk that Mr. Mavrogiannis will not provide the additional financing, in which case there is a risk that this registration statement may not ever be declared effective.

We are exposed to increased expenses from recent legislation requiring companies to evaluate internal control over financial reporting which could reduce our revenues.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of our Internal Controls over financial reporting for the year ended July 31 in the fiscal year after the fiscal year in which this registration statement is declared effective. M&K CPAS, PLLC is our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning for our fiscal year ended July 31, 2011. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis which will reduce our revenues.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of approximately 97.6% of our outstanding voting securities. Spiros Sinnis, President and CEO and Panagiotis Drakopoulos, Secretary each own 6,666,667 shares of our common stock and Vasileios Mavrogiannis, Treasurer owns 6,666,666 shares of our common stock, or approximately 32.5% each.  As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Risks Related to Our Foreign Operations

Because properties we acquire may be located in Greece, Romania and Bulgaria, the following risks could affect our business and thus harm our revenues.

General economic conditions in Greece, Romania and Bulgaria could reduce our revenues.

General economic conditions in Greece, Romania and Bulgaria have an impact on our business and financial results. The global economy in general and in Greece, Romania and Bulgaria specifically remains uncertain. Weak economic conditions could result in lower demand for our properties, resulting in lower sales, earnings and cash flows.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and the currencies of Greece, Romania and Bulgaria.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and the currencies of Greece, Romania and Bulgaria, and between those currencies and other currencies in which our revenues and assets may be denominated. For example, to the extent that we need to convert U.S. dollars into the currencies of Greece, Romania and Bulgaria for our operational needs and should the currencies of Greece, Romania and Bulgaria appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our the currencies of Greece, Romania and Bulgaria into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the currencies of Greece, Romania and Bulgaria, the U.S. dollar equivalent of our earnings from our subsidiaries in Greece, Romania and Bulgaria would be reduced.

In the event that the U.S. dollars appreciate against the currencies of Greece, Romania and Bulgaria, our costs will increase. If we cannot pass the resulting cost increase on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers will grow rapidly, we are subject to the risk of foreign currency depreciation.

It may be difficult for stockholders to enforce any judgment obtained in the United States  against us, which may limit the remedies otherwise available to our stockholders.

We plan to conduct our operations primarily from the U.S. All of our  assets may  located  outside  the United  States and some or all of our future  operations may conducted in Greece, Romania and Bulgaria.  Moreover, two of our directors and officers, Vasileios Mavrogiannis, Treasurer and Panagiotis Drakopoulos, Secretary, are nationals or residents of Greece.  Although we do not yet own any properties, it is possible that all of our properties will be located outside the United States in Greece, Romania and Bulgaria.  All or a substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons.  In  addition,  there is  uncertainty  as to whether the courts of Greece would recognize or enforce  judgments of U.S. courts obtained against us or such officers and/or directors  predicated upon the civil liability  provisions  of the  securities  law of the United States or any state thereof, or be competent to hear original actions brought in Greece against us or such persons  predicated  upon the  securities  laws of the United States or any state thereof.

Risks Related to the Market for our Stock

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock,” and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Our common stock will not initially qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 493,960 shares of our common stock held by non- affiliates and 20,000,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities. 392,000 shares of our common stock held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

When this registration statement is declared effective, we will be a mandatory reporting company under Section 15(d) of the Securities Act of 1933 until and through fiscal year end July 31, 2010, if we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will be required to file and will file periodic reports with the Securities and Exchange Commission through July 31, 2010, including a Form 10-K for the year ended July 31, 2010, assuming this registration statement is declared effective before that date.  At or prior to July 31, 2010, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on July 31, 2010.  If we do not file a registration statement on Form 8-A at or prior to July 31, 2010, we will continue as a reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

DETERMINATION OF OFFERING PRICE

The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.  In order to assure that selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board, we will notified our shareholders and our Transfer Agent that no sales will be allowed prior to the date our shares are quoted on the OTC Bulletin Board without proof of the selling price.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities.  The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.  In October 2009, we sold 392,000 shares to 4 U.S. and 39 non-U.S. investors at a price of $.10 per share for aggregate consideration of $39,200.  We relied upon Section 4(2) of the Securities Act of 1933 for sales to U.S. investors and upon Regulation S for sales to non-U.S. investors.  We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling shareholders.  No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholder	Shares to be offered by the Selling Stockholders	Percentage owned before Offering	Amount owned after the offering, assuming all shares sold [1]	Percentage owned after the offering, assuming all shares sold [1]	Relationship to us
EFTHYMIA KARANASIOU	8000	*	0	0
ELEFTHERIOS PERIFANOS	8000	*	0	0
ANTONIOS KAKANIARIS	8000	*	0	0
KONSTANTINOS STEIROS	8000	*	0	0
FROIXOS POLENAKIS	8000	*	0	0
VASILIKI ARONI	8000	*	0	0
NIKOLAOS DIMITROPOULOS	8000	*	0	0
IOANNA KORNAROU	8000	*	0	0
ANASTASIOS LAZAROU	8000	*	0	0
FOTEINI MAGKOUSAKI	8000	*	0	0
ATHANASIOS BANOUSIS	8000	*	0	0
KONSTANTINOS STEFOS	8000	*	0	0
ANDREAS KAMOUDIS	8000	*	0	0
NEKTARIOS MATZARIOTIS	8000	*	0	0
MAGDALINI GKOUFA	8000	*	0	0
ELEFTHERIOS VOUGIOUKAS	8000	*	0	0
CHARALAMPOS SPANTIDEAS	8000	*	0	0
PARASKEVI KOMI	8000	*	0	0
GEORGIOS GEORGOPOULOS	8000	*	0	0
GEORGIOS STYLIANOU	8000	*	0	0
IOANNA SEVASTI	8000	*	0	0
ARGYRIOS PSATHAS	8000	*	0	0
STAMATIOS KARRAS	8000	*	0	0
NIKODIMOS VOUDOURIS	8000	*	0	0
EMMANOUIL ASLANIS	8000	*	0	0
ATHANASIOS PAPOUTSIS	8000	*	0	0
DIMITRIOS CHARAKIDAS	8000	*	0	0
PETROS GANTZIAS	8000	*	0	0
MICHAIL VALSAMIDIS	8000	*	0	0
SUSAN BOCABAL	8000	*	0	0
DIMITRIOS PANAGOPOULOS	8000	*	0	0
ATHINA LONGINIDOU	8000	*	0	0
GEORGIA PANTELI	8000	*	0	0
DIMITRIOS MITOS	8000	*	0	0
SOTIRIOS KAPSOGEORGIS	8000	*	0	0
SOTIRIOS KARVOUNIS	8000	*	0	0
NIKOLAOS MICHAILIDIS	8000	*	0	0
MARIA KAMPOUROPOULOU	8000	*	0	0
MARK R. CAHAN	8000	*	0	0
ROBERT HOLMBERG	20000	*	0	0
DIMITRIOS SINNIS	20000	*	0	0
THOMAS MC SWEENEY	20000	*	0	0
JOANNE CARLIN	20000	*	0	0
TOTAL	392000			0

*    Represents ownership of less than one percent

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 392,000 shares of common stock.  The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will not receive any proceeds of the sale of these securities.  We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions.  The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.  We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities.  In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for FINRA to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market.  NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of our issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in our files.  FINRA cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities.  Investors do not have direct access to the bulletin board service.  For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-11.

Overview

Information we provide in this Prospectus or statements made by our directors, officers or employees may constitute "forward-looking" statements and may be subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations and are subject to uncertainties and other factors, which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events, which may not prove to be accurate. Risks and uncertainties inherent in forward-looking statements include, but are not limited to:

	increased competitive pressures from existing competitors and new entrants;

	increases in interest rates or our cost of borrowing or a default under any material debt agreements;

	deterioration in general or regional economic conditions;

	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

	risks inherent in the real estate market;

	inability to achieve future sales levels or other operating results;

	the unavailability of funds for capital expenditures.

The forward-looking information set forth herein is as of the date of the prospectus and we undertake no duty to update this information. Should events occur subsequent to the date of this prospectus that make it necessary to update the forward-looking information contained in this Prospectus, the updated forward-looking information will be filed with the SEC in a Quarterly Report on Form 10-Q, as an earnings or other release included as an exhibit to a Form 8-K or as an amendment to this registration statement, each of which will be available at the SEC's website at http://www.sec.gov/. More information about potential factors that could affect our business and financial results is included in the section entitled "Risk Factors" beginning on page 8 of this Prospectus.

Overview and Outlook

Prime Estates & Development, Inc. was incorporated in Nevada on July 21, 2009. We intend to acquire and operate commercial real estate and real estate related assets on an opportunistic basis.  In particular, we plan to focus specifically on acquiring commercial properties with significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning, those located in markets and submarkets with high growth potential and those available from sellers who are distressed or face time-sensitive deadlines.

In addition, given current economic circumstances in the real estate industry, our investment strategy may also include investments in real estate-related assets that we believe present opportunities for significant current income. Such investments may also have what we believe to be opportunities for capital gain, whether as a result of a discount purchase or related equity participations.

We may acquire a wide variety of commercial properties, including office, industrial, retail, hospitality, recreation and leisure, single-tenant, multifamily and other real properties. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use.

In addition, our investment strategy may include development projects that we will build or participate in building for sale or lease.

Further, we may invest in real estate-related securities, including securities issued by other real estate companies, primarily for investment on a negotiated basis or otherwise.  We expect to make our investments in or in respect of real estate assets located in the United States and other countries based on our view of existing market conditions. Our investment strategy is designed to provide investors with a diversified portfolio of real estate assets.  However, it is possible that we may only secure funding to acquire or develop one property, in which case our portfolio will not be diversified.

We plan to own substantially all of our assets and conduct our operations through Prime Estates & Development.

In order to be able to sustain our ongoing operations and pay for current company’s expenses, we intend to raise additional funds from an equity financing, and we also intend to initially purchase already income producing properties or properties that will produce rent income in a short period of time, meaning less than three months. The income will be produced by the rent that we will be receiving because we will be the owners of the properties. In order to finance future real estate investments we plan to do additional equity financing, and in addition, we plan to sell some of the properties that we will have acquired at a higher price that we paid in order to buy them using the proceeds in order to buy new properties again at opportunistic prices. Therefore, the profits of our operations will be used in order to acquire new properties.

We have taken the following steps in furtherance of our business plan:  We have enriched our knowledge in the real estate market in Greece, Bulgaria, Romania and the United States by studying the existing statistics on this market and by having extensive discussions with many experts of the market as follows:

	Overall we have reviewed 35 properties or development projects in two countries, the USA and Greece.
	The types of properties we have reviewed are 8 residential and 27 commercial.
	Overall we have met with 37 real estate agents in two countries, the USA and Greece.
	We have met with 20 real estate agents in the U.S. and another 17 in Greece.

We have contacted two appraisers, one in the U.S. and another one in Greece. The appraiser we contacted in Greece is able to make appraisals also in Bulgaria and in Romania. In his team he also includes other scientists such as architects, engineers, topographers and seismologists.

We intend to do additional due diligence to those properties among the 35 properties or projects that will be still available at the time that the company will have succeeded with its financing before we will decide to acquire any of these properties.  By reviewed we mean that we have located the type, the location, the owner, the real estate agent, the size, the price, and the approximate value of the rent of the property.

Assuming we raise sufficient funding, our investment strategy is designed to provide investors with a diversified portfolio of real estate assets.  We have no formal contract, agreement or commitment to acquire any specific property as of the date of this Prospectus.  All of the individuals and firms we have met with in furthering our business plan described above have indicated that we need to become a fully reporting SEC company with securities qualified for quotation on the OTCBB before proceeding in any more formal manner.

Investment goals

	Investment portfolio diversification
	Capital appreciation
	A short-term holding period

Strategy and target markets

We intend to acquire properties that can be enhanced, repositioned, developed, or redeveloped, and that are believed to have significant probability to increase in value over the holding period.

We intend to be opportunistic in our investments, which may include commercial properties such as, but not limited to, office, industrial, retail, hospitality, recreation and leisure, single-tenant, multifamily, and other real estate properties, which can be operating, newly constructed or under development or construction.   We intend to acquire assets in markets and submarkets with high-growth potential and those available from sellers who are distressed or face time-sensitive deadlines.

Holding period

We intend to hold and operate properties through a lifecycle of three years to six years primarily to capitalize on the potential for capital appreciation.

Plan of Operation

We plan to be completely operational by the fourth quarter of 2010 or first quarter of 2011.  By completely operational we mean that at the fourth quarter of 2010 we estimate that we will have completed everything that we mention on our 12 month plan of operation below including the realization of purchasing our first property.

Our activities currently consist of locating and furnishing office space, website creation, and establishing cooperation agreements with real estate agents to establish the flow of real estate opportunities.  We do not intend to active a website until we acquire properties and do not intend to put investor info on the site once activated. We expect these activities to cost approximately $50,000 to $70,000 before we close our first real estate deal. We have not completed any closings that would result in revenue to date and there can be no assurances that any future closings will result in revenue.

Specifically, our plan of operations for the next 12 months is as follows:


From today until the end of January 2010 we plan to focus our efforts in order to complete our offering, file properly to SEC and FINRA, and do all necessary actions in order to receive an OTCBB ticker. The estimated expenses in order to accomplish this milestone are about $60,004. These expenses will be covered by the proceeds of this offering and by a $30,000 loan given by one of the directors to the company.  The expenses of this offering will also be covered in part by the proceeds raised in our unregistered offering since we will receive no proceeds from this offering.


From the beginning of February 2010 until the end of April 2010 we plan to raise additional funds in order to be able to cover our operational expenses and have the needed financing to acquire our first pieces of real estate. We believe that the proceeds of this offering and the $30,000 loan received by one of our directors will satisfy our cash requirements only until we finish our efforts for additional financing at the end of April 2010. If we will not be able to raise any additional funds by the end of April 2010 we do not anticipate to have the ability to continue our operations. We may need or obtain debt financing to implement our business plan. However, we initially contemplate pursuing equity financing only to cover our expenses and finance our first acquisitions of real estate properties. We anticipate that securing a ticker symbol may assist us in raising equity financing because in order to secure this symbol we will become an SEC reporting company and must comply with all SEC reporting requirements, which offers potential investors greater transparency concerning our operations.  In addition, if our stock is qualified for quotation on the OTCBB, investors will know there may be a market, although limited, available for the resale of shares which they purchase.  Of course, there is no assurance that we will be able to raise any future capital in any amount even if we do secure a ticker symbol and if we fail to do so investors could lose their entire investment.  We estimate the cost of this equity financing if we are able to secure it to be about $10,000, primarily legal and accounting costs and filing fees associated with such an offering.


From the beginning of May 2010 until the end of June 2010 we plan to focus our efforts in hiring real estate experts and creating collaborations with existing real estate agents in order to be able to locate properties and receive offers from properties that are getting sold at opportunistic prices. The same agents can be used in order to help us sell the properties that we will acquire at opportunistic prices in order to resell them for a profit. The managers that we plan to hire will be initially two. Within the two month period we believe that we will be able to locate and hire two real estate experts. We wish one of them to have extensive real estate experience in the USA, and the other one to have extensive real estate experience in the Balkan countries such as Greece, Bulgaria, and Romania. In addition to the two real estate managers that we will hire, we plan to create collaborations with freelancers who will have specific experience and knowledge in certain specialized real estate arias such us appraisers,   engineers, archeologists, etc. The freelancers will be used in case by case scenario whenever there is a need for their specialty. We wish to create such collaborations with freelancers in order to have accurate real estate estimations and development plans, and in order to have these services at discount prices. The cost that we estimate to have in order to locate the two managers and the freelancers will be about $5,000.


From the beginning of July2010 until the end of August 2010 we believe that we will be able to locate enough real estate opportunities so that we will be able to take our first decision to acquire our first property. We estimate that the cost in order to locate a property at an opportunistic price and the cost of the needed due diligence for the first property will be about $5,000.


In September 2010 we believe that we will be able to close our first deal, do the necessary paperwork and therefore acquire our first property. Moreover, in order to have a diversified portfolio of properties we plan to locate and acquire at least three more properties by the end of the year 2010. Among the properties that we will buy we intent to buy some properties that generate or will within a period of three months generate income from rent. Overall we plan to spend about 80% of the capital that we will have raised in order to acquire real estate properties in the year 2010. Assuming that we will manage to raise about $10,000,000 at the beginning of the year 2010, we will invest about $8,000,000 in real estate assets. Moreover, we plan to invest up to 5% of our raised funds in more liquid types of assets such as real estate related securities, primarily such as bonds backed by real estate.  We plan to keep the rest of our funds in cash. We estimate that the rest of our cash position will be enough to cover all operational expenses of the company at least until the end of the first quarter of 2011.

Liquidity and Capital Resources

We have minimal assets, equity and working capital in the Company.  We are currently seeking financing in the form of debt or equity capital for our operations and for capital to acquire real estate assets.   There is no guarantee that we will raise this capital in which case we will be unable to implement our business plan.  Further, there is no guarantee that the real estate acquisitions, if any, will generate positive cash flows from operations. For the period ended October 31, 2009 we have negative cash flows from operations of $31,423 and will continue to have negative cash flows from operations unless we are successful at implementing our business plan. There can be no assurance that our cash flows from operations will ever become positive.

One of our directors Vasileios Mavrogiannis, Treasurer has orally committed to loan us up to $30,000 with no interest payable upon demand in addition to $39,200 of proceeds from our private placement, which is more than the $60,000 estimated cost of this offering.  The expenses of this offering will be covered in part by the proceeds raised in our recent unregistered offerings, not as a result of proceeds raised in this offering as we will not receive any proceeds from the sale of shares offered by the selling shareholdersin this offering.  Our financial statements indicate that the debt is not evidenced by a promissory note.  However, because of financial statement reporting requirements, the company has recognized imputed interest on the outstanding balance at 6% per year.  We therefore charged interest expense with $238 and increased Additional Paid in Capital by the same amount.  Mr. Mavrogiannis has indicated that the payment of interest is at the option of the company.  It is an oral agreement because of the close personal relationship between the parties we felt there was no need to reduce this commitment to writing.  Of course, there is always a risk that Mr. Mavrogiannis will not provide the additional financing, in which case there is a risk that this registration statement may not ever be declared effective.

GENERAL INFORMATION AS TO REGISTRANT

Prime Estates & Developments, Inc. is a Nevada corporation formed on July 21, 2009.

Our principal office is located at 4709 West Golf Rd., Suite 425, Skokie, Illinois, 60076. Telephone: 224-489-2392.

We intend to acquire and operate commercial real estate and real estate related in Greece, Bulgaria, Romania and the United States. We intend to focus on acquiring commercial properties with such as those requiring development, redevelopment or repositioning, those located in markets and submarkets with what we believe to be high growth potential and those available from sellers who are distressed or face time-sensitive deadlines.

In addition, given current economic circumstances in the real estate industry, our investment strategy may also include investments in real estate-related assets, including development projects, that we believe present opportunities for significant current income. Such investments may also have what we believe to be opportunities for capital gain, whether as a result of a discount purchase or related equity participations.

We may acquire a wide variety of commercial properties, including office, industrial, retail, hospitality, recreation and leisure, single-tenant, multifamily and other real properties. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use.

We have taken the following steps in furtherance of our business plan:  We have enriched our knowledge in the real estate market in Greece, Bulgaria, Romania and the United States by studying the existing statistics on this market and by having extensive discussions with many experts of the market as follows:

	Overall we have reviewed 35 properties in two countries, the USA and Greece.
	The types of properties we have reviewed are 8 residential and 27 commercial.
	Overall we have met with 37 real estate agents in two countries, the USA and Greece.
	We have met with 20 real estate agents in the U.S. and another 17 in Greece.

We have contacted two appraisers, one in the U.S.A and another one in Greece. The appraiser we contacted in Greece is able to make appraisals also in Bulgaria and in Romania. In his team he also includes other scientists such as architects, engineers, topographers and seismologists.

 Assuming we raise sufficient funding, our investment strategy is designed to provide investors with a diversified portfolio of real estate assets.  We have no formal contract, agreement or commitment to acquire any specific property as of the date of this Prospectus.  All of the individuals and firms we have met with in furthering our business plan described above have indicated that we need to become a fully reporting SEC company with securities qualified for quotation on the OTCBB before proceeding in any more formal manner.

Management Experience in Real Estate

Our president, Spiros Sinnis, has significant real estate experience, including management of the following properties:

Property Type	Location	Years Managed/Activities
3 story commercial building	Itasca, ILL	1990-2000 Property was acquired, leased to tenants, and subsequently sold in 2000.
3 story commercial building	Itasca, ILL	1990-2000 Property was acquired, leased to tenants, and subsequently sold in 2000.
8 unit building	Villa Park, ILL	1994 to present Since acquisition property has been leased to 8 tenants
8 unit building	Villa Park, ILL	1994 to present Since acquisition property has been leased to 8 tenants
4 story commercial building	Athens, Greece	1998 to present Renovated existing building, leased to tenants, in process of being sold

In addition, he was involved in management of a 16 unit commercial building in Addison IL controlled by his father in 1987 and in which he became involved in 1989 while still in high school.  The building was sold in 1989.

In managing these properties, he oversaw day-to-day operations, communicating with tenants, approving leases, running credit checks, maintaining communication with villages or cities to be in compliance with all ordinances. He handled tenant complaints, interviewed perspective tenants, handled roofing issues, plumbing issues, door issues by hiring outsourced labor. He also handled all accounting issues including maintenance of books, and negotiated with banks on loans.

He was not the sole investor but rather a partner with others in these projects.  His equity interest in these properties ranged from one to three percent.

Our other officers and directors, Vasileios Mavrogiannis, Treasurer and Panagiotis Drakopoulos, Secretary, have no significant background or experience in the real estate business.

Locating Properties

Our process is built on a disciplined, common sense analysis that seeks to manage risk through careful research of both the geographic sector and individual properties.  The process combines a fundamental analysis of overall economic geographic market conditions, followed with individual property analysis.  We evaluate properties within their sectors, emphasizing consistent cash flow, management quality and strong collateral coverage.

The team’s industry analysis traditionally begins with an evaluation of their respective industries, and assesses trends that may affect performance in the context of a certain macroeconomic backdrop.  We evaluate properties within their sectors, emphasizing consistent cash flow, management quality and strong collateral coverage.

Purchase Procedures

Once we have located a property that we may want to purchase, we will ascertain whether the owner is willing to sell the property. We then negotiate a purchase price and ask the following questions of the prospective seller and/or obtain answers from third parties:

When does the owner want to sell and close? Favorable conditions we look for regarding this factor are:
o	The seller is willing and able to sell within a six-month period.
o	Typically, the timing and motivation of sellers to enter into contract to sell may include several factors such as: estate planning, gifts to family, age, health and other personal factors.

How much will the owner sell for? Favorable conditions we will look for regarding this factor are:
o	The price is below market value. We determine market value through appraisals and comparable sales reports in the area.
o	With respect to price, we would also consider value trends, such as historical yearly increases in property values

Are there any defects on the title? Favorable conditions we will look for regarding this factor are:
o	No liens and/or encumbrances.
o	The buyer is able to deliver a clean title within the time we would like to close.

Does the landowner have title insurance on the property? Favorable conditions we will look for regarding this factor are:
o	The landowner has title insurance on the property.
o	The landowner is able to secure title insurance on the property.
o	We would be able to obtain title insurance on the purchased property.

We will obtain the following documents from the seller during our due diligence on the property:

	General maps;
	Environmental reports
	Copies of existing zoning maps and regulations;
	Conduct land inspection procedures;
	Proposed zoning regulations;
	Deeds;
	Title insurance; and
	Tax bills.

We then verify the accuracy of these documents and determine how the information contained in the documents impacts the property that we are considering to purchase.

Financing Procedures

We will attempt to obtain financing from local banks doing business within the area where we are attempting to purchase property.  Our officers may personally guarantee debt; however, there are no assurances that our officers, or we, will be in a financial position to do so. We do not have any written agreements now or in the past with our officers obligating them to guarantee repayment of future debt or any of our other obligations. Our officers are not otherwise under any legal obligation to provide us with capital. We hope to leverage the property with a financial institution or private lender so that funds are available for additional purchases, based on using the property as collateral.

The procedures for obtaining our financing are as follows:

1.	File loan application.
2.	Credit checks, property appraisal done.
3.	Loan documents drafted.

4.	Down payment made that is typically approximately 10 to 20% of the appraised value.
5.	Institution lends funds for the balance, less certain transaction fees that are typically between approximately 2 to 3%.
6.	A lien is then filed with the appropriate recorder’s office.

There are no assurances that our financing procedures will be adequate to secure the funds needed to sustain our operations.

Distribution

We have no distribution agreements in place with anyone. We plan to sell the properties we acquire primarily through direct selling efforts involving established real estate brokers and property managers and corporations that may have a need for residential and/or commercial real estate. We plan to contract with real estate brokers, sub-contractors and other agents to assist in us on a project-by-project basis.

Competitive Business Conditions

We face significant competition both in acquiring properties, repositioning properties and in attracting renters. Our market area is highly competitive, and we will face direct competition from a significant number of real estate investors, many with a local, state-wide or regional presence and, in some cases, a national presence. Many of these investors are significantly larger and have greater financial resources than we do. We have significantly less capital, assets, revenues, employees and other resources than our local, regional and/or national and international competition.

We will compete based upon the following factors: We intend to blend best-in-class, sell-side fundamental research with an established quantitative construction process. The team’s systematic approach strives to add excess return while targeting volatility and tracking error to help control risk. The quantitative approach efficiently processes large volumes of information, analyzes complex interactions and removes behavioral biases from investment decisions. The research is provided by analysts that are selected by the team based on their quality of research, demonstrated record of success, breadth and consistency of coverage.

Intellectual Property

At present, we do not have any patents, trademarks, licenses, franchises, concessions, and royalty agreements, labor contracts or other proprietary interests.

Government and Environmental Regulation

Governmental zoning and land use regulations may exist or be promulgated that could have the effect of restricting or curtailing certain uses of our real estate. Such regulations could adversely affect the value of any of our properties affected by such regulations. In recent years real estate values have also sometimes been adversely affected by the presence of hazardous substances or toxic waste on, under or in the environs of the property. A substance (or the amount of a substance) may be considered safe at the time the property is purchased but later classified by law as hazardous. Owners of properties have been liable for substantial expenses to remedy chemical contamination of soil and groundwater at their properties even if the contamination predated their ownership. Although  we intend to exercise reasonable efforts to assure that no properties are acquired that give rise to such liabilities, chemical contamination cannot always be detected through readily available means, and the possibility of such liability cannot be excluded.

Under various foreign, federal, state and local laws, ordinances and regulations, we may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate property contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. The costs or liabilities could exceed the value of the affected real estate.  we have not been notified by any governmental authority, however, of any non-compliance, liability or other claim in connection with any of our properties, and  we are not aware of any other environmental condition with respect to any of our properties that management believes would have a material adverse effect on our business, assets or results of operations taken as a whole.

Although we will attempt to determine the environmental condition of each property as part of our due diligence, we cannot be certain that this investigation will reveal all conditions that may impose an obligation on us to mitigate the environmental condition. If we were subject to environmental liability, which could be imposed based on our ownership of its property, such liability could adversely affect the value of your investment.

Research And Development

We have spent no funds on research and development.

Employees

Presently, we have no employees other than management. We have no employment agreements with any of our management.

Selection, Management and Custody of Registrant’s Investments

All arrangements for purchases, sales, leases, maintenance and insurance will be undertaken by our existing management, Spiros Sinnis, President and CEO and Vasileios Mavrogiannis, Treasurer and Panagiotis Drakopoulos, Secretary.  We will not be involved in the purchase, sale and servicing of mortgages for the registrant.  We do not intend to secure any third party investment advisory services. Information concerning the nature of principal business and principal occupations during the last five years is set forth under Directors And Executive Officers. The nature of all existing direct or indirect material interests in or business connections with us or any of our other affiliated persons is set forth under Certain Relationships And Related Transactions And Director Independence. The nature of all services rendered to us is in their capacities as officers and directors of our company.  Information concerning aggregate compensation received from us, directly or indirectly, during our last fiscal year and the capacities in which such remuneration was received is set forth under Executive Compensation.  Their business address is 4709 West Golf Rd, Suite 425, Skokie, Illinois, 60076.

INVESTMENT POLICIES

We intend to acquire and operate commercial real estate and real estate related in Greece, Bulgaria, Romania and the United States. We intend to focus on acquiring commercial properties with such as those requiring development, redevelopment or repositioning, those located in markets and submarkets with what we believe to be high growth potential and those available from sellers who are distressed or face time-sensitive deadlines.

We may acquire a wide variety of commercial properties, including office, industrial, retail, hospitality, recreation and leisure, single-tenant, multifamily and other real properties. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use.

Properties can be purchased and operated with cash or financing.  There are no limitations on the number or amount of mortgages which may be placed on any one piece of property.  We may offer our securities in lieu of cash in purchasing properties.

Depending upon the type of properties we acquire, we intend to hold investment properties for sale to the public if they are not properties we can lease.  All properties that we can lease we intend to lease.

It is our policy to acquire real estate primarily for possible capital gain as well as for income.

We have established networking relationships in the areas in which we intend to acquire properties from whom we get information on properties that will be coming on the market.

We have no present intention to invest in first or second mortgages, securities of companies primarily engaged in real estate activities, or interests in real estate investment trusts or real estate limited partnerships.

We currently have no limitations on the percentage of assets which may be invested in any one investment, or the type of securities or investments we may buy. However, the board of directors in its discretion may set policies regarding the percentage of assets which may be invested in any one investment, or type of investment. The Company’s current policy is to evaluate each investment based on its potential capital return to the Company.

We do not plan to enter into the business of originating, servicing or warehousing mortgages or deeds of trust.

Further, we may invest in real estate-related securities, including securities issued by other real estate companies, primarily in instruments such as bonds or other debt backed by real estate.

We do not intend:

	To issue senior securities other than our preferred stock.

	To make loans to other persons.

	To underwrite securities of other issuers.

	To engage in the purchase and sale (or turnover) of investments.

	To repurchase or otherwise reacquire our shares or other securities except for preferred stock if provided in the designation.

	To invest in the securities of other issuers for the purpose of exercising control.

These policies may be changed by the directors without a vote of security holders.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations associated with an investment in the shares. This summary assumes that shareholders will hold our common stock as capital assets, which generally means as property held for investment. For tax purposes, dividends paid on our common stock, if any, will be taxed to our shareholders as ordinary income. Sale of shares of common stock held for more than one year are taxed at capital gains rates. Our security holders will not be subject to federal income taxes from gains from the sale of securities or property.  Any distributions in excess of annual net income in the form of dividends, which will be the only form of distributions, will be subject to tax as ordinary income.

We will be taxed as a C Corporation under Federal income tax laws and will pay federal income taxes based upon our reported income.

MARKET PRICE OF AND DIVIDENDS ON THE COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales.  Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.  We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  In addition, under the penny stock regulations the broker-dealer is required to:


Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and


Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for FINRA to issue a trading symbol.

Sales of our common stock under Rule 144.

There are 493,960 shares of our common stock held by non- affiliates and 20,000,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities. 392,000 shares of our common stock held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 49 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through July 31, 2010, including a Form 10-K for the year ended July 31, 2010, assuming this registration statement is declared effective before that date.  At or prior to July 31, 2010, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on July 31, 2010.  If we do not file a registration statement on Form 8-A at or prior to July 31, 2010, we will continue as a reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.  We currently intend to voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-11.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 200,000,000 shares of common stock with $0.001 par value per share. As of the date of this registration statement, there were 20,493,960 shares of common stock issued and outstanding held by 49 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The Company is authorized to issue 100,000,000 shares of preferred stock in series as fixed by the Directors with $0.001 par value per share. As of the date of this Prospectus, there are no preferred shares outstanding.

Preferred stock may be issued in series with preferences and designations as the Board of Directors may from time to time determine. The board may, without shareholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is 4709 West Golf Rd., Suite 425, Skokie, Illinois, 60076.

Name	Number of Shares of Common Stock	Percentage
Spiros Sinnis	6,666,667	32.53%
Vasileios Mavrogiannis	6,666,666	32.53%
Panagiotis Drakopoulos	6,666,667	32.53%
All officers and directors as a group [3 persons]	20,000,000	97.6%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 20,493,960 shares of common stock outstanding as of November 1, 2009.

DIRECTORS AND EXECUTIVE OFFICERS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his or her successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Spiros Sinnis	35	President and Director
Vasileios Mavrogiannis	37	Treasurer and Director
Panagiotis Drakopoulos	37	Secretary and Director

Spiros Sinnis joined us as President and Director upon formation.  From November 2008 to July 2009 he was Business Development Manager of Dynamic Investments Ltd., a business consulting firm.  From July 2007 to November 2008, he was Chief Marketing Officer, Lifecycle Investments, a Life Settlement company.  From July 1998 to July 2007, he was President of Sinnis Consulting consulting European Institutions on investments.

Vasileios Mavrogiannis joined us as Treasurer and Director upon formation.  Since June 2006, he has been Director and Vice-President of Dynamic Investments Ltd., a business consulting firm.  Prior to June 2006, he was unemployed.

Panagiotis Drakopoulos joined us as Secretary and Director upon formation.  Since June 2006, he has been Director and President of Dynamic Investments Ltd., a business consulting firm.  From June 2006 to July 2009 he was also Director of Sea Star Shipping SA, involved in the management of ships.  Prior to June 2006, he was unemployed.

Family Relationships

None.

Legal Proceedings

No officer, director, promoter or significant employee has been involved in the last five years in any of the following:

¨	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

¨	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

¨
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

¨
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Committees

We have no audit, compensation or nominating committees and do not intend to have any such committees in the near future if and for so long as our stock trades on the OTC Bulletin Board.

EXECUTIVE COMPENSATION

Employment Arrangements

We have no employment agreements or other compensation arrangements, written or oral, with any executive officer.

Board of Directors

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

On the date of our inception, we issued 20 million shares of our common stock to our three officers and directors which were recorded at no value (offsetting increases and decreases in Common Stock and Additional Paid in Capital).  Our officers and directors, Spiros Sinnis, President and CEO and Vasileios Mavrogiannis, Treasurer and Panagiotis Drakopoulos, Secretary, may be deemed promoters of our company.  As such, this is the only thing of value our promoters have received.  Our officers and directors may also receive compensation for services as management in the future if and when the Board of Directors determines that it is appropriate for us to pay salaries or bonuses to members of management.  We do not anticipate that any such salaries or bonuses will be paid until we have achieved profitable operations.  The amount and timing of payment of such salaries and bonuses is in the discretion of the Board of Directors and no determination as to such matters has been made as of the date of this registration statement.

We believe that all related party transactions were on terms at least as favorable as we would have secured in arm’s-length transactions with third parties.  Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

Director Independence

Our board of directors has determined that we do not have a board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

Our policy with respect to officers or directors concerning certain transactions is as follows:

(a) No officer or director may have any direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest.

(b) No officer or director may engage for their own account in business activities of the types conducted or to be conducted by us.

LIMITATIONS OF LIABILITY

Our organizational documents limit the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Nevada law and except as may be qualified by the requirements of our articles of incorporation with respect to the indemnification of directors, provide that a director or officer may be indemnified to the fullest extent required or permitted by Nevada law.

Section 78.7502 of the Nevada Revised Statutes empowers a Nevada corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person (i) is not liable for breaching his or her duties as a director or officer of the corporation, where such breach involved intentional misconduct, fraud or a knowing violation of law and (ii) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Nevada corporation may indemnify any person against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred in connection with the defense.

INTEREST OF NAMED EXPERTS

Our balance sheet as of July 31, 2009 and the related statements of operations, changes in stockholders' deficit, and cash flows for the period from July 21, 2009 (inception) through July 31, 2009 were audited by M&K CPAS, PLLC, as experts in accounting and auditing, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 90,000 shares of our common stock.  Two affiliates of Williams Law Group, P.A. own an aggregate of 11,960 additional shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
LIABILITIES

Our Bylaws, subject to the provisions of Nevada, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

None.

PRIME ESTATES AND DEVELOPMENTS, INC.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheet as of July 31, 2009	F-2

Statement of Operations for the Period from July 21, 2009 (Date of Inception) to July 31, 2009	F-3

Statement of Cash Flows for the Period from July 21, 2009 (Date of Inception) to July 31, 2009	F-4

Statement of Shareholders’ Deficit from July 21, 2009 (Date of Inception) to July 31, 2009	F-5

Notes to Financial Statements	F-6

Balance Sheet as of October 31, 2009 (Unaudited)	F-12

Statements of Operations for the three months ended October 31, 2009 and for the Period from July 21, 2009 (Date of Inception) to October 31, 2009 (Unaudited)	F-13

Statements of Cash Flows for the three months ended October 31, 2009 and from July 21, 2009 (Date of Inception) to October 31, 2009 (Unauidted)	F-14

Statement of Shareholders’ Equity for the three months ended October 31, 2009 (Unauidted)	F-15

Notes to Financial Statements	F-16

Report Of Independent Registered Public Accounting Firm

To the Board of Directors
Prime Estates and Development, Inc.
(a development stage enterprise)

We have audited the accompanying balance sheet of Prime Estates and Developments, Inc. (a development stage enterprise) as of July 31, 2009 and the related statements of operations, changes in shareholders' deficit, and cash flows for the period from July 21, 2009 (inception) through July 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Estates and Developments, Inc. as of July 31, 2009, and the results of its operations, changes in shareholders' deficit and cash flows for the period from July 21, 2009 (inception) through July 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
August  6, 2009

PRIME ESTATES AND DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Balance Sheet

July 31, 2009

TOTAL ASSETS	$-

Accrued expenses	4,600

TOTAL LIABILITIES	$4,600

SHAREHOLDERS' EQUITY
Preferred stock, par value $0.001, authorized 100 million shares, none issued and outstanding at July 31, 2009.	$-
Common stock, par value $0.001, authorized 200 million, 20 million issued and outstanding at July 31, 2009	20,000
Additional paid-in capital	(20,000)
Deficit accumulated during the development stage	(4,600)
TOTAL SHAREHOLDERS' DEFICIT	(4,600)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$-

See the accompanying notes to the financial statements.

PRIME ESTATES AND DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Statement of Operations
FROM INCEPTION (JULY 21, 2009) TO JULY 31, 2009

From Inception (7/21/09) to 7/31/09

Revenues	$-

General and administrative expenses	4,600
Net operating loss	(4,600)

NET LOSS	$(4,600)

Weighted average shares outstanding	20,000,000
Basic and fully diluted loss per share	$-

See the accompanying notes to the financial statements.

PRIME ESTATES AND DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Statement of Cash Flows
FROM INCEPTION (JULY 21, 2009) TO JULY 31, 2009

From Inception (7/21/09) to 7/31/09
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(4,600)
Adjustments to reconcile net income to net cash provided or used in operations

Changes in operating assets and liabilities:
Accrued expenses	4,600
Net cash provided/(used) by operating activities	-

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash provided/(used) by investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES

Net cash provided/(used) by financing activities	-

NET INCREASE/(DECREASE) IN CASH	-

Cash at beginning of period	-
Cash at end of period	$-

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$-
Cash paid for income taxes	$-

See the accompanying notes to the financial statements.

PRIME ESTATES AND DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Statement of Shareholders’ Deficit
FROM INCEPTION (JULY 21, 2009) TO JULY 31, 2009

	Common Stock, par value $0.001		Additional	Deficit Accumulated During the Development	Total Shareholders'
	Shares	Amount	Paid In Capital	Stage	Deficit
Balances at inception	-	$-	$-	$-	$-

Founders' shares	20,000,000	20,000	(20,000)	-	-

Net loss				(4,600)	(4,600)

Balances, 07/31/09	20,000,000	$20,000	$(20,000)	$-	$(4,600)

See the accompanying notes to the financial statements.

PRIME ESTATES AND DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Financial Statements

NOTE 1 –NATURE OF BUSINESS & ACCOUTNING POLICIES

Prime Estates and Developments, Inc. (“Prime Estates”, “The Company”, “we”, or “us”) was incorporated in the State of Nevada on July 21, 2009 for the purpose of acquiring and operating commercial real estate and real estate related assets.  On the date of its inception, the Company issued 20 million shares of its common stock to three founders which were recorded at no value (offsetting increases and decreases in Common Stock and Additional Paid in Capital).

Other than the founding of the Company, there has been no financial activity except the accrual of costs associated with this report.

Summary of Significant Accounting Policies

Basis of Financial Statement Presentation - The accompanying financial statements have been prepared in accordance with principles generally accepted in the United States of America.

Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of July 31, 2009, there were no cash equivalents.

Development Stage Enterprise
The Company complies with Statement of Financial Accounting Standard (“SFAS”) No. 7 and the Securities and Exchange Commission Exchange Act 7 for its characterization of the Company as development stage.

Revenue Recognition
We plan to recognize revenues from real estate sales under the full accrual method which requires that revenues be recognized when the sale is consummated; when the initial and continuing investments by the buyer in the property are sufficient; All the risks and rewards of ownership reside with buyer; There is no continuing duty or involvement by the seller post-sale (after closing); and, There is no future subordination of any buyer receivable (seller financing cases). The Company may also earn rental income and management fees.  The fees are recognized as they are earned.

Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long- lived Assets". Under SFAS No. 144, long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized or the amount, if any, which the carrying value of the asset exceeds the fair value.

Fair Value of Financial Instruments
Financial instruments, including cash, receivables, accounts payable, and notes payable are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest which are consistent with market rates.  No adjustments have been made in the current period.

Income Taxes
The Company accounts for income taxes under the Financial Accounting Standards Board of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current or deferred income tax expense or benefits for the periods ending July 31, 2009.

Basic and Diluted Net Loss Per Common Share
Basic and diluted net loss per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. The per share amounts include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the lack of potential common stock equivalents.

Stock Based Compensation
The Company accounts for stock-based employee compensation arrangements using the fair value method in accordance with the provisions of Statement of Financial Accounting Standards no.123(R) or SFAS No. 123(R), Share-Based Payments, and Staff Accounting Bulletin No. 107, or SAB 107, Share-Based Payments.  The company accounts for the stock options issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, or SFAS No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments with Variable Terms That Are Issued for Consideration other Than Employee Services under FASB Statement No. 123.

The Company did not grant any stock options or warrants during the period ended July 31, 2009.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (SFAS 157), “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, “Effective Date of FASB Statement No. 157,” which defers the effective date of Statement 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year.

The company adopted those provisions of SFAS 157 that were unaffected by the delay in 2008. Such adoption has not had a material effect on our consolidated statement of financial position, results of operations or cash flows.

SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows.

☐	Level 1. Observable inputs such as quoted market prices in active markets.

☐	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly:, and

☐	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company had no assets or liabilities that were measured and recognized at fair value on a non-recurring basis as of July 31, 2009, and as such, had no assets or liabilities that fell into the tiers described above.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an Amendment of SFAS No. 115”. SFAS 159 permits entities an option to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of this Statement is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities using different measurement techniques. The fair value measurement provisions are elective and can be applied to individual financial instruments. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. For the period ended July 31, 2009 there were no applicable items on which the fair value option was elected.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”. SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS 161 has not had a material impact on the Company’s results from operations or financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with GAAP. With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The effective date of this statement is November 15, 2008. The adoption of SFAS 162 has not had a material impact on the Company’s results from operations or financial position.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.” Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. This results in inconsistencies in the recognition and measurement of claim liabilities. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, the Statement will improve the quality of information provided to users of financial statements..  The adoption of FASB 163 has not had a material impact on the Company’s results from operations or financial position.

In June 2008, the FASB issued FASB Staff Position (FSP) Emerging Issues Task Force (EITF) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive non-forfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and has not had a material impact on the Company’s results from operations or financial position.

In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FASB Interpretation (“FIN”) 48-3,  Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.  FSP FIN 48-3 permits an entity within its scope to defer the effective date of FIN 48, Accounting for Uncertainty in Income Taxes , to its annual financial statements for fiscal years beginning after December 15, 2008. The Company has elected to defer the application of FIN 48 for the year ended December 31, 2008. The Company evaluates its uncertain tax positions using the provisions of SFAS No. 5,  Accounting for Contingencies . Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. The adoption of this pronoucment has not had  a material impact on the Company’s results from operations or financial position.

NOTE 2 – GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies Prime Estates will continue to meet its obligations and continue its operations for the next fiscal year.  Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Prime Estates be unable to continue as a going concern.

The Company had incurred losses and has a working capital deficit as of July 31, 2009, these factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

The Company intends to acquire and operate commercial real estate but will require capital to do so.  There is no guarantee that we will be able to raise the capital necessary to make our acquisitions or if, upon acquiring properties, we will be able to generate positive cash flows from operations.  These factors among the others metioned above raise substantial doubt regarding Price Estates’ ability to continue as a going concern.

NOTE 3 – CAPITAL STRUCTURE

Common Stock
The Company is authorized to issue 200 million common shares and has issued 20 million as of July 31, 2009 to the founding members.

Preferred Stock
The Company is authorized to issue 100 million shares of preferred stock which has preferential liquidation rights over common stock and is non-voting.  As of July 31, 2009, no shares have been issued.

Potentially Dilutive Securities
No options, warrants or other potentially dilutive securities have been issued as of July 31, 2009.

NOTE 4 – INCOME TAXES

The Company has tax losses which may be applied against future taxable income. The potential tax benefits arising from these loss carryforwards expire beginning in 2029 and are offset by a valuation allowance due to the uncertainty of profitable operations in the future. The net operating loss carryforward was $4,600 at July 31, 2009. The significant components of the deferred tax asset as of July 31, 2009 are as follows:

Net operating loss carryforwards	$1,610
Valuation allowance	(1,610)
Net deferred tax asset	$-

NOTE 5- SUBESEQUENT EVENTS

Between July 2009 and October 2009, we sold 392,000 shares to 4 U.S. and 39 non-U.S. investors at a price of $.10 per share for aggregate consideration of $39,200.  During that period, we issued 101,960 shares to our attorney which we valued at $.10 per share based upon contemporaneous cash sales for aggregate consideration of $10,196.

PRIME ESTATES AND DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEET

10/31/2009 (Unaudited)

ASSETS

Cash and equivalents	23,649

TOTAL ASSETS	$23,649

LIABILITIES
Accounts payable and accrued expenses	2,000
Note payable - related party	15,872

TOTAL LIABILITIES	17,872

SHAREHOLDERS' EQUITY
Preferred stock, par value $0.001, authorized 100 million shares, none issued and outstanding at 10/31/09.	$-
Common stock, par value $0.001, authorized 200 million, 20,493,960 issued and outstanding at 10/31/09.	20,494
Additional paid-in capital	29,140
Deficit accumulated during the development stage	(43,857)
TOTAL SHAREHOLDERS' EQUITY	5,777

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$23,649

See the accompanying notes to the financial statements.

PRIME ESTATES AND DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended 10/31/09	From Inception (7/21/09) to 10/31/09

Revenues	$-	$-

General and administrative expenses	39,019	43,619
Interest expense - related parties	238	238

Net operating loss	(39,257)	(43,857)

NET LOSS	$(39,257)	$(43,857)

Net loss per share, basic and fully diluted	$0.00
Weighted average number of shares outstanding	20,293,527

See the accompanying notes to the financial statements.

PRIME ESTATES AND DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended 10/31/09	From Inception (7/21/09) to 10/31/09

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(39,257)	(43,857)

Adjustments to reconcile net loss with net cash used in operations:
Stock issued for services	10,196	10,196
Imputed interest	238	238
Change in operating assets and liabilities:
Accounts payable and accrued expenses	(2,600)	2,000

Net cash used in operating activities	(31,423)	(31,423)

CASH FLOWS FROM INVESTING ACTIVITIES
	-	-
Net cash provided by / used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party note payable	15,872	15,872
Proceeds from the sale of common stock	39,200	39,200

Net cash provided by financing activities	55,072	55,072

NET INCREASE / (DECREASE) IN CASH	23,649	23,649

Cash at beginning of period	-	-
Cash at end of period	23,649	23,649

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	-	-
Cash paid for income taxes	-	-

See the accompanying notes to the financial statements.

PRIME ESTATES AND DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF SHAREHOLDERS’ EQUITY
(Unaudited)

		Common Stock, Par Value $0.001			Deficit
		Shares	Amount	Additional Paid In Capital	accumulated During development stage	Total Shareholders' Deficit

Balances, 7/31/09		20,000,000	20,000	(20,000)	(4,600)	(4,600)

Shares issued for services	08/04/09	101,960	102	10,094		10,196

Shares issued for cash	09/15/09	392,000	392	38,808		39,200

Imputed interest on related-party debt				238		238

Net loss, three months ended 10/31/09					(39,257)	(39,257)

Balances, 10/31/09		20,493,960	$20,494	$29,140	$(43,857)	$5,777

See the accompanying notes to the financial statements.

PRIME ESTATES AND DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Prime Estates and Developments, Inc. (“Prime Estates”, “The Company”, “we”, or “us”) was incorporated in the State of Nevada on July 21, 2009 for the purpose of acquiring and operating commercial real estate and real estate related assets.  On the date of its inception, the Company issued 20 million shares of its common stock to three founders which were recorded at no value (offsetting increases and decreases in Common Stock and Additional Paid in Capital).

In the opinion of management, the accompanying financial statements includes all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows for the periods presented.  Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses.  Interim results are not necessarily indicative of results for a full year.

Summary of Significant Accounting Policies

Basis of Financial Statement Presentation
The accompanying financial statements have been prepared in accordance with principles generally accepted in the United States of America.

Use of Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of October 31, 2009, there were no cash equivalents.

Development Stage Enterprise
The Company complies with the accounting rules related to the characterization of the Company as development stage.

Revenue Recognition
We plan to recognize revenues from real estate sales under the full accrual method which requires that revenues be recognized when the sale is consummated; when the initial and continuing investments by the buyer in the property are sufficient; All the risks and rewards of ownership reside with buyer; There is no continuing duty or involvement by the seller post-sale (after closing); and, There is no future subordination of any buyer receivable (seller financing cases).

The Company may also earn rental income and management fees.  The fees are recognized as they are earned.

Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment in accordance with the accounting rules related to Property, Plant and Equipment (“Codification Topic 360”). Under these rules, long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized or the amount, if any, which the carrying value of the asset exceeds the fair value.

Fair Value of Financial Instruments
Financial instruments, including cash, receivables, accounts payable, and notes payable are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest which are consistent with market rates.  No adjustments have been made in the current period.

Income Taxes
The Company accounts for income taxes under the accounting rules related to income taxes (“Codification Topic 740”) . Under these rules, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current or deferred income tax expense or benefits for the periods ending October 31, 2009.

Basic and Diluted Net Loss Per Common Share
Basic and diluted net loss per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the periods presented. The per share amounts include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the anti dilutive nature of potential common stock equivalents.

Stock Based Compensation
The Company accounts for stock-based employee compensation arrangements using the fair value method in accordance with the accounting provisions relating to share-based payments (“Codification Topic 718”).  The company accounts for the stock options issued to non-employees in accordance with these provisions.

The Company did not grant any stock options or warrants during the periods presented.

Organizational and Offering Costs
Costs incurred to organize the Company are expensed as incurred. Offering costs incurred in connection with the Company’s common share offerings are reflected as a reduction of capital upon the receipt of the net proceeds of the offering or charged to expense if the offering is not completed. No such costs have been incurred as of October 31, 2009.

Recent Accounting Pronouncements

In December 2007, the Company adopted standards issued by FASB which require most identifiable assets, liabilities, non-controlling interests and goodwill acquired in a business combination to be recorded at “full fair value” and require non-controlling interests (previously referred to as minority interests) to be reported as a component of equity.  The standards are effective for fiscal years beginning after December 15, 2008 these standards will be applied to business combinations occurring after the effective date The standard will be applied prospectively to all non-controlling interests, including any that arose before the effective date.  The Company has not determined the effect, if any, the adoption of the FASB standard will have on the Company’s financial position or results of operations.

In September 2006, the FASB adopted a standard that defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. The standard applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements The standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has adopted the FASB standard in these financial statements.

In September 2006, the FASB issued an amendment to the accounting standards for employer’s accounting for defined benefit pension and other post retirement plans. As of October 31, 2009, the Company does not have a pension plan, nor does it have any plans for a pension program in the near future.  As such, the FASB standard is not expected to have a material impact on the Company’s financial statements.

In February 2007, the FASB issued a standard that establishes a fair value option that permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. The standard is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, provided the entity elects to apply the provisions of standard.. The Company has adopted the standard in these financial statements.

In March 2008, the FASB issued an amendment to the accounting standards which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under the standard and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The standard is effective for fiscal years and interim periods beginning after November 15, 2008 and has been adopted in the company’s financial statements.

In December 2007, the FASB issued an amendment to the accounting standards that requires: (i) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity; (ii) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; (iii) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently; (iv) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and any gain or loss on the deconsolidation be initially measured at fair value; and (v), entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The standard is not expected to have a material impact on the Company's financial statements.

In May 2008, the FASB issued a standard that resolves existing inconsistencies in accounting for financial guarantee insurance contracts by insurance enterprises under the standard requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation and clarifies how the standard applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. The standard also requires expanded disclosures about financial guarantee insurance contracts. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities. The standard is not expected to have a significant impact on our consolidated financial statements.

In May 2009, the FASB issued a standard for “Subsequent Events.” This pronouncement establishes standards for accounting for and disclosing subsequent events (events which occur after the balance sheet date but before financial statements are issued or are available to be issued). The standard requires an entity to disclose the date subsequent events were evaluated and whether that evaluation took place on the date financial statements were issued or were available to be issued. It is effective for interim and annual periods ending after June 15, 2009.  The company has adopted this pronouncement in the current period.

In June 2009, the FASB issued a standard that will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non grandfathered non-SEC accounting literature not included in the Codification will become non authoritative. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has adopted  this standard in the current period and the standard did not have a material impact on the Company’s results of operations, financial condition or cash flows.

NOTE 2 – GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies Prime Estates will continue to meet its obligations and continue its operations for the next fiscal year.  Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Prime Estates be unable to continue as a going concern.

The Company had incurred losses and has a working capital deficit as of October 31, 2009, these factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

The Company intends to acquire and operate commercial real estate but will require capital to do so.  There is no guarantee that we will be able to raise the capital necessary to make our acquisitions or if, upon acquiring properties, we will be able to generate positive cash flows from operations.  These factors raise substantial doubt regarding Prime Estates’ ability to continue as a going concern.

NOTE 3 – CAPITAL STRUCTURE

Common Stock
The Company is authorized to issue 200 million common shares and has issued 20,493,960 as of October 31, 2009.

On August 4, 2009, we issued 101,960 shares to three consultants related to our statutory filings.  These shares were valued at $0.10 per share or $10,196, which reflects the price at which our common stock was issued pursuant to a private placement in September, 2009 (see below).  These costs were recorded as a charge to general and administrative expense.

During September, 2009, we issued 392,000 shares at $0.10 per share to 43 accredited investors for $39,200 in cash.  This price was used to value the stock based compensation described in the previous paragraph.

Preferred Stock
The Company is authorized to issue 100 million shares of preferred stock which has preferential liquidation rights over common stock and is non-voting.  As of October 31, 2009, no shares have been issued.

Potentially Dilutive Securities
No options, warrants or other potentially dilutive securities have been issued as of October 31, 2009.

NOTE 4 – INCOME TAXES

The Company has tax losses which may be applied against future taxable income. The potential tax benefits arising from these loss carryforwards expire beginning in 2029 and are offset by a valuation allowance due to the uncertainty of profitable operations in the future. The net operating loss carryforward was approximately $33,600 at October 31, 2009, resulting in a potential tax benefit of approximately $8,400.

The significant components of the deferred tax asset as of October 31, 2009 are as follows:

Net operating loss carryforwards	$8,400
Valuation allowance	(8,400)
Net deferred tax asset	$-

NOTE 5 – RELATED PARTY TRANSACTIONS

During the three months ended October 31, 2009, an affiliate contributed $15,872 in cash for payment of company expenses.  The debt is not evidenced by a promissory note.  However, the company has recognized imputed interest on the outstanding balance at 6% per year.  We therefore charged interest expense with $238 and increased Additional Paid in Capital by the same amount.

NOTE 6 – SUBSEQUENT EVENTS

The Company has evaluated our financial statements through the date of this filing and noted no items subsequent to October 31, 2009 that would require additional adjustments or disclosure.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Quantitative and Qualitative Disclosures About Market Risk.

Not required.

Other Expenses of Issuance and Distribution.

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$4
Legal Fees and Expenses	36,000
Accounting Fees and Expenses*	24,000

Total*	$60,004

* Estimated Figure

Sales to Special Parties.

None.

Recent Sales of Unregistered Securities.

On the date of our inception, we issued 20 million shares of our common stock to our three officers and directors which were recorded at no value (offsetting increases and decreases in Common Stock and Additional Paid in Capital).

Between in October 2009, we sold 392,000 shares to 4 U.S. and 39 non-U.S. investors at a price of $.10 per share for aggregate consideration of $39,200.  During that period, we issued 101,960 shares to our attorney which we valued at $.10 per share based upon contemporaneous cash sales for aggregate consideration of $10,196.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Indemnification of Directors and Officers.

Our Articles of Incorporation and By-laws, subject to the provisions of Nevada law, contain provisions that allow the corporation to indemnify any person under certain circumstances.

Nevada law provides the following:

17-16-851.  Authority to indemnify.

          (a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

             (i) He conducted himself in good faith; and

             (ii) He reasonably believed that his conduct was in or at least Not opposed to the corporation's best interests; and

             (iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

             (iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

          (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph (a)(ii) of this section.

          (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (d)  Unless ordered by a court under W.S. 17-16-854(a)(iii) a corporation may not indemnify a director under this section:

             (i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of this section; or

             (ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

          (e) Repealed By Laws 1997, ch. 190,ss.3.

        17-16-852.  Mandatory indemnification.

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

        17-16-853.  Advance for expenses.

          (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation:

             (i) A written affirmation of his good faith belief that he has met the standard of conduct described in W.S. 17-16-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by W.S. 17-16-202(b)(iv); and

             (ii) His written undertaking to repay any funds  if he is not entitled to mandatory indemnification under W.S. 17-16-852 and it is ultimately determined that he has not met the standard of conduct described in W.S. 17-16-851.

             (iii) Repealed By Laws 1997, ch. 190,ss.3.

          (b) The undertaking required by paragraph (a)(ii) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

          (c) Authorizations under this section shall be made:

             (i) By the board of directors:

               (A) If there are two (2) or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or

               (B)  If there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with W.S. 17-16-824(c), in which authorization directors who do not qualify as disinterested directors may participate; or

             (ii) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

        17-16-854.  Court-ordered indemnification and advance for expenses.

          (a) A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.  After receipt of an application and after giving any notice it considers necessary, the court shall:

             (i) Order indemnification if the court determines that the director is entitled to mandatory indemnification under W.S. 17-16-852;

             (ii) Order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by W.S. 17-16-858(a); or

             (iii) Order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable:

               (A) To indemnify the director; or

               (B) To advance expenses to the director, even if he has not met the standard of conduct set forth in W.S. 17-16-851(a), failed to comply with W.S. 17-16-853 or was adjudged liable in a proceeding referred to in W.S.  17-16-851(d)(i) or (ii), but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

          (b) If the court determines that the director is entitled to indemnification under paragraph (a)(i) of this section or to indemnification or advance for expenses under paragraph (a)(ii) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (a)(iii) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

        17-16-855.  Determination and authorization of indemnification.

          (a) A corporation may not indemnify a director under W.S. 17-16-851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the standard of conduct set forth in W.S. 17-16-851.

          (b) The determination shall be made:

             (i) If there are two (2) or more disinterested directors, by the board of directors by majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote;

             (ii) Repealed By Laws 1997, ch. 190,ss.3.

             (iii) By special legal counsel:

               (A)  Selected in the manner prescribed in paragraph (i) of this subsection; or

               (B) If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

             (iv) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the  determination.

          (c)  Authorization of indemnification shall be made in the same manner as the determination that indemnification is  permissible, except that if there are fewer than two (2) disinterested directors, authorization of indemnification shall be made by those entitled under paragraph (b)(iii) of this section to select special legal counsel.

        17-16-856.  Officers.

          (a)  A corporation may indemnify and advance expenses under this subarticle to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

             (i) To the same extent as a director; and

             (ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

               (A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

               (B) Liability arising out of conduct that constitutes:

                 (I) Receipt by him of a financial benefit to which he is not entitled;

                 (II) An intentional infliction of harm on the corporation or the shareholders; or

                 (III) An intentional violation of criminal law.

             (iii) A corporation may also indemnify and advance expenses to a Current or former officer, employee or agent who is not a director to the Extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

(b) The provisions of paragraph (a)(ii) of this section shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under W.S. 17-16-852, and may apply to a court under W.S. 17-16-854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Treatment of Proceeds from Stock Being Registered.

Not applicable

Financial Statements and Exhibits.

(a) Financial statements filed as part of the registration statement, indicating those included in the prospectus.

balance sheet as of July 31, 2009 and the related statements of operations, changes in stockholders' deficit, and cash flows for the period from July 21, 2009 (inception) through July 31, 2009

(b) Exhibits

Item 3

3.1	Articles of Incorporation of Prime Estates & Developments, Inc. *
3.2	Bylaws of Prime Estates & Developments, Inc. *

Item 4

1.	Form of common stock Certificate of the Prime Estates & Developments, Inc. (1)

Item 5

1.	Legal Opinion of Williams Law Group, P.A.

Item 23

1.	Consent of by M&K CPAS, PLLC
2.	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

*  Incorporated by reference from Form S-1 of the Registrant filed 10-20-2009

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

(1)  Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Skokie, Illinois on January 26, 2010.

Prime Estates & Developments, Inc.

Name /s/ Spiros Sinnis	Date	Signature /s/ Spiros Sinnis
By:Spiros Sinnis,	January 26, 2010	/s/ Spiros Sinnis
President and CEO		President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Spiros Sinnis	Spiros Sinnis	Principal	January 26,
		Executive,	2010
		Officer and
		Director
/s/ Vasileios Mavrogiannis	Vasileios Mavrogiannis	Director and	January 26,
		Treasurer/CFO,	2010
		Principal
		Financial
		Officer, and
		Principal
		Accounting
		Officer
/s/ Panagiotis Drakopoulos	Panagiotis Drakopoulos	Secretary and	January 26,
		Director	2010